Exhibit 99.2

STEVEN MADDEN, LTD. AND SUBSIDIARIES

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information is presented to illustrate the effect of Steven Madden, Ltd.’s (the “Company”) acquisition of Mercury Acquisition Topco Limited (“MATL”). The audited financial statements of MATL are contained in Exhibit 99.1.

On May 6, 2025, the Company, through its wholly owned subsidiary, SML UK Holding Ltd, completed the acquisition of the entire issued share capital of MATL for an aggregate preliminary purchase price of $390,453, pursuant to the terms of the sale and purchase deed (the “Transaction”). The purchase price included payments made by the Company for the settlement of MATL’s previously outstanding third-party bank debt and the reimbursement of certain seller-incurred transaction costs. The equity interests of MATL were previously held by various institutional shareholders, including the Fifth Cinven Fund, Bain & Company, Inc., and Squam Lake Investors X LP (BGPI), as well as certain management shareholders.

The following unaudited pro forma combined balance sheet as of December 31, 2024, and the unaudited pro forma combined statement of operations for the twelve months ended December 31, 2024 are based on the audited historical consolidated financial statements of the Company as of and for the year ended December 31, 2024 and the audited combined financial statements of MATL as of and for the year ended February 1, 2025. The unaudited pro forma combined financial information gives effect to the Transaction as if it occurred on December 31, 2024 for the purposes of the unaudited pro forma combined balance sheet, and for the twelve months ended December 31, 2024 for the purposes of the unaudited pro forma combined statement of operations.

The unaudited pro forma combined financial data is for illustrative purposes only and does not purport to represent what the Company’s financial position or results of operations actually would have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period. The unaudited pro forma combined financial data should be read in conjunction with the consolidated financial statements and notes thereto of the Company and MATL.

F-1

STEVEN MADDEN, LTD. AND SUBSIDIARIES

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2024

(Amounts and shares in thousands, except per share data)

	Historical
	Steven Madden, Ltd.	Mercury Acquisitions Topco Limited	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Net sales	$2,272,266	$509,804	$1,228	[A]	$2,783,298
Commission and licensing fee income	10,661	1,954	—		12,615
Total revenue	2,282,927	511,758	1,228		2,795,913
Cost of sales	1,345,995	232,922	30,104	[A][B]	1,609,021
Gross profit	936,932	278,836	(28,876)		1,186,892
Operating expenses	698,936	254,853	49,977	[C][D][E] [F][G][H]	1,003,766
Change in valuation of contingent consideration liability	2,722	—	—		2,722
Impairment of intangibles	10,335	—	—		10,335
Income from operations	224,939	23,983	(78,853)		170,069
Interest and other income/(expense) - net	5,538	(68,594)	47,738	[I][J]	(15,318)
Income/(loss) before provision for income taxes	230,477	(44,611)	(31,115)		154,751
Provision for income taxes	54,575	7,424	(7,779)	[K]	54,220
Net income/(loss)	175,902	(52,035)	(23,336)		100,531
Less: net income attributable to noncontrolling interest	6,512	—	—		6,512
Net income/(loss) attributable to the Company	$169,390	$(52,035)	$(23,336)		$94,019

Basic net income per share	$2.38				$1.32
Diluted net income per share	$2.35				$1.31

Basic weighted average common shares outstanding	71,274				71,274
Diluted weighted average common shares outstanding	71,963				71,963

See accompanying notes to unaudited pro forma financial information.

F-2

STEVEN MADDEN, LTD. AND SUBSIDIARIES

Unaudited Pro forma Combined Balance Sheet

As of December 31, 2024

(Amounts in thousands)

	Historical
	Steven Madden, Ltd.	Mercury Acquisitions Topco Limited	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$189,924	$1,609	$(53,236)	[L]	$138,297
Short-term investments	13,484	—	—		13,484
Accounts receivable, net of allowances	45,653	28,625	—		74,278
Factor accounts receivable	348,659	—	—		348,659
Inventories	257,625	152,896	28,754	[M]	439,275
Prepaid expenses and other current assets	34,463	17,709	—		52,172
Income tax receivable and prepaid income taxes	4,887	—	—		4,887
Total current assets	894,695	200,839	(24,482)		1,071,052
Property and equipment, net	57,388	32,629	1,121	[M]	91,138
Operating lease right-of-use asset	139,695	61,281	90	[M]	201,066
Deferred tax assets	610	—	—		610
Deposits and other	22,214	—	2,240	[N]	24,454
Goodwill	183,737	99,671	(16,159)	[M]	267,249
Intangibles, net	113,432	61,929	168,866	[M]	344,227
Total Assets	$1,411,771	$456,349	$131,676		$1,999,796
LIABILITIES
Current liabilities:
Accounts payable	$206,889	$80,411	$—		$287,300
Accrued expenses	142,452	47,116	—		189,568
Current maturities of long-term debt	—	—	5,625	[O]	5,625
Operating leases - current portion	43,172	8,906	—		52,078
Income taxes payable	6,147	228	1,542		7,917
Accrued incentive compensation	15,061	—	—		15,061
Total current liabilities	413,721	136,661	7,167		557,549
Contingent consideration liability - long-term portion	7,565	—	—		7,565
Operating leases - long-term portion	109,816	61,370	—		171,186
Deferred tax liabilities	4,628	8,873	40,123	[M]	53,624
Shareholder loans (related party)	—	495,996	(495,996)	[P]	—
Long-term debt, net of debt issuance costs	—	83,312	299,347	[N][O][P]	382,659
Other liabilities	44	—	15,164	[Q]	15,208
Total Liabilities	535,774	786,212	(134,195)		1,187,791
STOCKHOLDERS’ EQUITY/(DEFICIT)
Common stock	7	69	(69)	[R]	7
Additional paid-in capital	614,381	7,056	(7,056)	[R]	614,381
Retained earnings/(Accumulated deficit)	1,787,851	(345,309)	281,317	[R][S]	1,723,859
Accumulated other comprehensive (loss)/income	(48,291)	7,686	(7,686)	[R]	(48,291)
Treasury stock	(1,506,229)	—	—		(1,506,229)
Total stockholders’ equity/(deficit)	847,719	(330,498)	266,506		783,727
Noncontrolling interest	28,278	635	(635)	[T]	28,278
Total Stockholders’ Equity/(Deficit)	875,997	(329,863)	265,871		812,005
Total Liabilities and Stockholders’ Equity	$1,411,771	$456,349	$131,676		$1,999,796

See accompanying notes to unaudited pro forma financial information.

F-3

STEVEN MADDEN, LTD. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Combined Financial Statements

All figures discussed in these notes to our unaudited pro forma combined financial statements are in thousands.

Note 1 – Description of the Transaction

On May 6, 2025 (“Acquisition Date”), Steven Madden, Ltd. (the “Company”), through its wholly owned subsidiary, SML UK Holding Ltd, completed the acquisition of the entire issued share capital of Mercury Acquisitions Topco Limited (“MATL”) for an aggregate preliminary purchase price of $390,453, pursuant to the terms of the sale and purchase deed (the “Transaction”). The purchase price included payments made by the Company for the settlement of MATL’s previously outstanding third-party bank debt and the reimbursement of certain seller-incurred transaction costs, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The equity interests of MATL were previously held by various institutional shareholders, including the Fifth Cinven Fund, Bain & Company, Inc., and Squam Lake Investors X LP (BGPI), as well as certain management shareholders.

MATL is the ultimate parent company of the Kurt Geiger business (“Kurt Geiger”), which operates primarily in the United Kingdom (the “UK”), U.S., and Europe. Kurt Geiger designs and sells footwear and accessories under its own brands – including Kurt Geiger London, KG Kurt Geiger, and Carvela – through its direct-to-consumer channel, which consists of directly-operated retail stores and e-commerce, as well as through the wholesale channel, and operates third-party concessions in premium and luxury department stores primarily in the UK. Kurt Geiger was founded in 1963 and is headquartered in London, UK.

The acquisition was funded through a combination of debt financing and cash on hand. In connection with the debt financing, effective as of the Acquisition Date, the Company amended and restated its original credit agreement in its entirety, replacing it with a new term loan facility in the amount of $300,000 and a new revolving credit facility with a total capacity of $250,000.

Note 2 – Basis of Presentation

The unaudited pro forma combined financial statements have been prepared based on the historical financial statements of the Company and MATL, as adjusted for the unaudited pro forma effects of the Transaction, in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined statement of operations gives effect to the Transaction as if it were consummated on January 1, 2024. The unaudited pro forma combined balance sheet gives effect to the Transaction as if it were consummated on December 31, 2024. The unaudited pro forma combined financial information should be read in conjunction with:

●	the Company’s audited consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on March 3, 2025; and

●	MATL’s audited consolidated financial statements and accompanying notes for the year ended February 1, 2025, which have been included as an exhibit to Current Report on Form 8-K/A filed in connection with these unaudited pro forma financial statements.

The unaudited pro forma financial statements combine the financial information of the Company, whose most recent fiscal year ended on December 31, 2024, with that of MATL, whose fiscal year ended on February 1, 2025. The difference between these fiscal year-ends is 32 days. In accordance with Regulation S-X Rule 11-02(c)(3), no adjustments were made to align the year-ends because the difference is less than 93 days. Management has evaluated the impact of the differing fiscal period ends and concluded that the financial statement presentation with the 32-day gap is not materially different from a presentation with aligned periods.

F-4

STEVEN MADDEN, LTD. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Combined Financial Statements

The unaudited pro forma adjustments and related assumptions are described in the accompanying notes to the unaudited pro forma combined financial information. The unaudited pro forma combined financial information has been prepared based upon currently available information and assumptions that are deemed appropriate by the Company’s management. The unaudited pro forma combined financial information is for informational and illustrative purposes only and is not intended to be indicative of what actual results would have been had the transaction occurred on the dates assumed, nor does such data purport to represent the consolidated financial results of the Company for future periods. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors, including, but not limited to, differences between the assumptions used to prepare these unaudited pro forma combined financial statements and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, or other costs that may result from the Transaction.

Note 3 – Reclassification Adjustments

With the exception of royalty income, as discussed below, no reclassification adjustments were required to the historical financial statements of MATL included in the Form 8-K/A, as those financial statements were prepared in accordance with U.S. generally accepted accounting principles and presented in a manner consistent with the Company’s financial statement presentation. Transaction accounting adjustments, including fair value adjustments and changes in estimated useful lives of acquired assets, are disclosed separately within these unaudited pro forma combined financial statements.

Reclassification of Royalty Income

An adjustment was made to reclassify $1,954 of royalty income previously presented within net sales in MATL’s historical statement of operations to commission and licensing fee income in the unaudited pro forma combined statement of operation. This reclassification was made to conform the presentation of MATL’s results to that of the Company’s.

Note 4 – Preliminary Purchase Price Allocation

The acquisition is being accounted for as a business combination in accordance with ASC 805. Accordingly, the total preliminary cash purchase consideration of $390,453 for MATL was allocated to the identifiable assets acquired and liabilities assumed based on management’s preliminary estimates of their fair values as of the Acquisition Date. The Company is in the process of completing its valuation of the fair value of certain assets acquired and liabilities assumed. This includes the fair values of tangible assets, such as inventories, property and equipment, and right-of-use lease assets; and intangible assets, such as trade names and customer relationships. Accordingly, the purchase price allocation, as shown in the table below, is considered preliminary. The Company expects to obtain the information necessary to finalize the fair values of the assets acquired and liabilities assumed during the measurement period, not to exceed one year from the Acquisition Date as permitted under ASC 805, which may result in adjustments to the values presented herein.

F-5

STEVEN MADDEN, LTD. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Combined Financial Statements

The following table summarizes the preliminary allocation of the purchase price to the identifiable assets acquired and liabilities assumed:

Asset acquired / liability assumed	Book value	Adjustments	Fair value
Cash and cash equivalents	$1,609	$—	$1,609
Accounts receivable, net of allowances	28,625	—	28,625
Inventories	152,896	28,754	181,650
Prepaid expenses and other current assets	17,709	—	17,709
Property and equipment, net	32,629	1,121	33,750
Operating lease right-of-use asset	61,281	90	61,371
Goodwill	99,671	(16,159)	83,512
Intangibles, net	61,929	168,866	230,795
Accounts payable	(80,411)	—	(80,411)
Accrued expenses	(47,116)	—	(47,116)
Operating leases - current portion	(8,906)	—	(8,906)
Income taxes payable	(228)	(1,541)	(1,769)
Operating leases - long-term portion	(61,370)	—	(61,370)
Deferred taxes	(8,873)	(40,123)	(48,996)
Shareholder loans (related party)	(495,996)	495,996	—
Long-term debt, net of debt issuance costs	(83,312)	83,312	—
Total	$(329,863)	$720,316	$390,453

The preliminary fair value of the net assets acquired, as summarized in the table above, were estimated with the help of a third-party specialist as follows:

●	The preliminary fair value of inventory was estimated using approaches that considered the estimated selling price in the ordinary course of business, costs of completion and disposal, profit allowances, and the time value of money, based on the nature of the inventory and its expected turnover period.

●	The preliminary fair value of property and equipment was estimated using cost-based approaches that considered replacement cost, remaining useful life, and economic obsolescence, as appropriate.

●	The preliminary fair value of operating lease right-of-use assets was estimated by comparing the contractual lease terms to prevailing market rental rates for similar properties, resulting in an adjustment to reflect the net favorable terms relative to market.

●	The preliminary fair values of identifiable intangible assets were estimated using income-based valuation methods (e.g., multi-period excess earnings). Additional information by intangible asset is as follows:

Description	Useful life	Fair value (preliminary)
Trade names	Indefinite	$162,708
Customer relationships	20 years	$68,087

●	The carrying amounts of other assets acquired and liabilities assumed were generally determined to approximate their fair values based on the short-term nature or based on management’s assessment that no material adjustments were necessary.

●	Deferred tax liabilities have been recognized for the estimated tax effects of the fair value adjustments made to the identifiable assets acquired. The preliminary allocation reflects management’s estimates of applicable tax basis and rates in the relevant jurisdictions.

●	Goodwill represents the excess of the purchase consideration over the estimated fair values of the identifiable net assets acquired and is primarily attributable to expected synergies, the assembled workforce, the expansion of the Company’s international footprint, and opportunities to grow complementary product categories (including handbags). The goodwill arising from this acquisition is not expected to be deductible for income tax purposes.

F-6

STEVEN MADDEN, LTD. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 5 – Transaction Accounting Adjustments

The unaudited pro forma combined financial statements include transaction accounting adjustments to reflect the Company’s acquisition of MATL as if it had occurred on January 1, 2024 for the unaudited pro forma combined statement of operations and on December 31, 2024 for the unaudited pro forma combined balance sheet. These unaudited pro forma adjustments are based on preliminary estimates and are subject to change as additional information becomes available and valuations are finalized. Any differences could have a material effect on the unaudited pro forma combined financial statements or the Company’s financial statements for future periods.

Unaudited Pro Forma Combined Statement of Operations Adjustments:

The following tickmarks provide explanations regarding the transaction accounting adjustments that are reflected in the unaudited pro forma combined income statement:

Net sales:

[A] Intercompany sales elimination: Reflects the elimination of net sales of $1,228 and cost of sales of $763 related to intercompany sales transactions between the Company and MATL during the pro forma period. No further adjustments were recorded in the unaudited pro forma combined financial statements for intercompany receivables, payables, or intercompany profit in inventory as these amounts were determined to be immaterial to the unaudited pro forma presentation.

Cost of sales:

[A] Intercompany cost of sales elimination: See “intercompany sales elimination” explanation above.

[B] COGS impact of inventory step-up: The preliminary fair value step-up in inventory of $29,341 has been recognized and expensed through cost of goods sold in the unaudited pro forma combined statement of operations to reflect the assumed sale of the acquired inventory at fair value. This adjustment is non-recurring as the typical inventory turnover is less than 12 months. Differences between the income statement and balance sheet presentation for this adjustment result from the use of spot exchange rates for the balance sheet and average exchange rates for the income statement.

Operating expenses:

[C] Operating lease expense adjustment: Reflects the amortization of the stepped-up right-of-use lease assets (see Note 4 – Preliminary Purchase Price Allocation) over the remaining lease term, which is approximately five years, resulting in increased lease costs of $18, which are recorded within operating expenses, during the pro forma period.

[D] Depreciation expense adjustment: Reflects the removal of $16,737 of historical depreciation expense and the addition of $6,540 of depreciation expense based on the preliminary fair value step-up of property and equipment, primarily allocated to furniture and fixtures with an estimated useful life of five years (see Note 4 – Preliminary Purchase Price Allocation). This adjustment results in lower annual depreciation expense in the pro forma period because the new fair value basis is being depreciated evenly over a five-year useful life, whereas the historical depreciation reflected assets that were near the end of their useful lives with higher annual charges.

[E] Intangible asset amortization expense adjustment: Reflects the removal of $7,308 of historical amortization expense related to trade names and customer relationships, and the addition of $3,463 of amortization expense based on the preliminary fair value allocation and estimated useful lives of acquired trade names and customer relationships (see Note 4 – Preliminary Purchase Price Allocation). The net reduction in annual amortization expense reflects updated useful life assumptions, including assigning an indefinite life to trade names given their anticipated perpetual use, and assigning a 20-year life to customer relationships to reflect their expected period of economic benefit. For each 10% increase or decrease in the preliminary fair value of the customer relationships intangible asset, assuming a 20-year useful life, annual amortization expense would increase or decrease, respectively, by approximately $346.

F-7

STEVEN MADDEN, LTD. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Combined Financial Statements

[F] Transaction costs: Reflects the recognition of the non-recurring acquisition-related expenses of $10,010, which were related to financial advisory, legal, accounting and other professional fees and included within operating expenses.

[G] Closing top-up compensation: In connection with the Transaction, the Company paid approximately $38,819 to management sellers and other key employees of the Company. These amounts were determined by the selling shareholders as part of the negotiated transaction waterfall and were paid at transaction closing. The Company determined that these payments represent compensation in accordance with ASC Topic 710, Compensation – General (“ASC 710”), rather than purchase consideration. Accordingly, the Company reflected the recognition of this non-recurring compensation expense within operating expenses in the unaudited pro forma combined statement of operations.

[H] Deferred management compensation: In connection with the Transaction, the Company recognized $16,105 of compensation expense, in accordance with ASC 710, related to a deferred management compensation arrangement for which future payout was determined to be probable. Accordingly, the Company reflected the recognition of this non-recurring compensation expense within operating expenses in the unaudited pro forma combined statement of operations.

Interest and other expense, net:

[I] Pre-existing debt settlement: Reflects the removal of $68,594 of historical interest expense related to MATL’s pre-existing debt that was settled by the Company as of the Acquisition Date. The total historical interest expense was comprised of: (i) $56,644 of payment-in-kind (“PIK”) interest related to shareholder loans with MATL’s former owners that had an outstanding balance of $495,996, and (ii) $11,832 of interest and amortization of debt issuance costs related to MATL’s term loan and revolving credit facilities with third-party lenders with a total outstanding balance, net of unamortized debt issuance costs, of $83,312.

[J] New debt financing adjustments: In connection with the Transaction, the Company’s original credit agreement, which consisted of a revolving asset-based credit facility with a total capacity of $150,000, was amended and restated to provide a term loan facility in the amount of $300,000 and a revolving credit facility with a total capacity of $250,000. The impacts to the Company’s unaudited pro forma combined statement of operations related to the amended and restated credit agreement are as follows:

Term loan interest expense: The pro forma adjustments include interest expense associated with the $300,000 term loan, which remains outstanding. Borrowings in U.S. Dollars under the amended and restated credit agreement generally bear interest at a variable rate equal to, at the Company’s election, (i) Term SOFR for the applicable interest period plus a specified margin, or (ii) the base rate (which is the highest of (a) the prime rate announced by Citizens Bank, N.A. or its parent company, (b) the sum of the federal funds rate plus 0.50%, and (c) the sum of the Daily SOFR Rate plus 1%) plus a specified margin.

Assuming an average outstanding balance for the pro forma period of $296,250, based on four quarterly principal repayments of $1,875, and an interest rate of 6.32%, which was the approximate interest rate near the Acquisition Date, the estimated annual interest expense would be $18,723, which is reflected in the unaudited pro forma combined statement of operations.

As the interest rate on the term loan is variable (as described above), for each increase or decrease of 0.125% to the interest rate used in the Company’s unaudited pro forma model, annual interest expense associated with the term loan would increase or decrease, respectively, by approximately $370.

Revolving credit facility interest expense: As of the Acquisition Date, the Company drew $95,000 on its revolving credit facility, which was outstanding for less than 90 days and resulted in approximately $373 in interest expense. Accordingly, the Company included this amount in the unaudited pro forma combined statement of operations. This draw was repaid in full and, based on management’s current plans, no further borrowing under the revolving credit facility is assumed during the pro forma period.

F-8

STEVEN MADDEN, LTD. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Combined Financial Statements

Amortization of debt issuance costs: As part of the debt financing in connection with the Transaction, the Company incurred $8,954 of debt issuance costs, which were capitalized in accordance with ASC Topic 470, Debt. These costs are amortized on a straight-line basis over the term of the facilities (five years). Accordingly, the Company included $1,617 in the unaudited pro forma combined statement of operations to reflect the amortization of debt issuance costs.

Unused commitment fee adjustment: The pro forma adjustments include an increase in interest and other expense, net of $142 related to unused commitment fees under the amended and restated credit agreement, which, similar to the original credit agreement, carries a 0.25% per annum fee on undrawn amounts related to the revolving credit facility. This amount was computed based on the unused commitment fee under the new revolving credit facility ($517), adjusted for the unused commitment fee that would not have been incurred under the original revolving credit facility ($375) based on the assumption that it would have been replaced at the beginning of the pro forma period.

Provision for income taxes:

[K] Represents the income tax benefit recognized related to the total transaction accounting adjustments included in the unaudited pro forma statement of operations. These adjustments were tax-affected using an estimated blended statutory income tax rate of 25%, which will likely vary from the actual effective tax rate in periods subsequent to the completion of the pro forma events.

Unaudited Pro Forma Combined Balance Sheet Adjustments:

The following tickmarks provide explanations regarding the transaction accounting adjustments that are reflected in the unaudited pro forma combined balance sheet:

[L] Reflects the net decrease in cash of $53,236, which is derived from the following sources and uses of cash associated with the Transaction:

Description	Source	(Use)	Reference
Term loan borrowings	$300,000	$—	See [J] [O]
Revolver borrowings	95,000	—	See [J] [O]
Purchase consideration	—	(390,453)	See Note 4
Transaction costs	—	(10,010)	See [F]
Debt issuance costs	—	(8,954)	See [J]
Closing top-up payment (compensation paid at closing)	—	(38,819)	See [G]

[M] Reflects the preliminary purchase price allocation to the estimated fair value of identifiable assets acquired and liabilities assumed related to the Transaction. See Note 4 – Preliminary Purchase Price Allocation.

[N] Reflects the capitalization of debt issuance costs in connection with the debt financing for the Transaction, which totaled $8,954 and were allocated to the term loan (75%) and the revolving credit facility (25%) based on their relative Day-1 funding amounts. As such, in accordance with ASC 470, $6,716 was allocated to the term loan facility and presented as a reduction of long-term debt; and $2,239 was allocated to the revolving credit facility and presented within other noncurrent assets (deposits and other) on the unaudited pro forma combined balance sheet. See tickmark [J] for further information.

[O] Reflects outstanding borrowings under the amended and restated credit agreement, including $300,000 related to the term loan facility and $95,000 related to a draw on the revolving credit facility that was made on the Acquisition Date, net of debt issuance costs of $6,716 and current maturities of $5,625, which were determined based on the scheduled principal repayments due within the first 12 months. Current maturities of long-term debt are presented separately within current assets. See tickmarks [J] and [N] for further information.

F-9

STEVEN MADDEN, LTD. AND SUBSIDIARIES

Notes to the Unaudited Pro Forma Combined Financial Statements

[P] Reflects the elimination of MATL’s historical outstanding balances related to its shareholder loans and long-term debt, which included term loan and revolving credit facilities, that were settled by the Company upon closing of the Transaction. A portion of the historical shareholder loan balance, which had accumulated significant PIK interest over time, was contractually forgiven under the terms of the sale and purchase agreement. The total cash consideration transferred by the Company to settle these amounts were included in the purchase price for MATL.

[Q] Reflects the liability associated with the deferred management compensation arrangement, as discussed further within tickmark [H].

[R] Reflects the elimination of historical equity balances of MATL, which included $69 of common stock, $7,056 of additional paid-in capital, $345,309 of accumulated deficit, and $7,686 of accumulated other comprehensive income prior to elimination.

[S] Reflects the impact to retained earnings for the following:

●	$10,010 related to the recognition of transaction costs, as discussed further within tickmark [F].

●	$38,819 related to the recognition of compensation expense in connection with the closing top-up payment, as discussed further within tickmark [G].

●	$15,164 related to the recognition of compensation expense in connection with the deferred management compensation arrangement, as discussed further within tickmark [H].

[T] Reflects the elimination of $635 of historical non-controlling interest in MATL’s equity, reflecting the Company’s acquisition of 100% ownership.

F-10